Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 30, 2022, with respect to the consolidated financial statements included in the Annual Report of Trilogy International Partners Inc. on Form 20-F for the year ended December 31, 2021. We consent to the incorporation by reference of said report in the Registration Statements of Trilogy International Partners Inc. on Form S-8 (File No. 333-218631 and File No. 333-251323) and on Form F-3 (File No. 333-259359).

/s/ GRANT THORNTON LLP

Bellevue, Washington
March 30, 2022